SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2005

                            WHITEFORD PARTNERS, L.P.
             (exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


             33-15962                                     76-0222842
     (Commission File Number)                  (IRS Employer Identification No.)

      770 North Center Street                               45380
         Versailles, Ohio                                 (Zip code)
(Address of principal executive offices)

               Registrant's telephone number, including area code
                                 (937) 526-5172

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c)).

ITEM 8.01 - OTHER EVENTS

Whiteford Partners, L.P. (the "Partnership") holds a Subordinated Note Receivable in the principal amount of $1,350,000 due from Whiteford Food Products, Inc., a wholly-owned subsidiary of JNR Corporation. The Subordinated
Note is guaranteed on a subordinated basis by Rochester Meat Company, another wholly-owned subsidiary of JNR Corporation. The Partnership has received accrued interest through June 30, 2005 at the rate of 9.5% annually. We were advised today that Whiteford Food Products, Inc. has noticed its employees of the possibility of the closure of its facility in Versailles, Ohio, due to losses arising from the processing activities at that facility. U.S. Bank, the lender to both subsidiaries, Whiteford Food Products, Inc. and Rochester Meat Company, have declared a default under the loans to Whiteford Food Products, Inc., which the General Partner anticipates will result in the suspension of payments to the Partnership. The next interest payment under the Subordinated Note is due on or about August 15, 2005. A default to U.S. Bank is a default under the Subordinated Note Receivable due to the Partnership. The General Partner is assessing the financial impact of such matter on the financial condition of the Partnership and expects to consider establishing a reserve relating to collectability of the Subordinated Note Receivable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    WHITEFORD PARTNERS, L.P.


                                    By: \s\  Kevin T. Gannon
                                    -------------------------------
                                    KEVIN T. GANNON
                                    Chairman and Chief Financial Officer
                                    Gannon Group, Inc.
Date:  August 3, 2005               General Partner